Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
dated as of May 3, 2011
among
UDR, INC. (successor by merger to United Dominion Realty Trust, Inc.)
as the Issuer
and
UNITED DOMINION REALTY, L.P.
as the Guarantor
and
U.S. BANK NATIONAL ASSOCIATION, successor trustee to Wachovia Bank, National
Association (formerly known as First Union National Bank of Virginia)
as the Trustee

Senior Debt Securities

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of May 3, 2011 among UDR, Inc., a Maryland corporation (successor by merger to United Dominion Realty Trust, Inc., a Virginia corporation) (the “Company” or the “Issuer”), United Dominion Realty, L.P., a Delaware limited partnership (the “Guarantor”) and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association (formerly known as First Union National Bank of Virginia), as trustee (the “Trustee”).
RECITALS
     WHEREAS, the Issuer and the Trustee entered into the Indenture, dated as of November 1, 1995 (the “Indenture”), relating to the Issuer’s Senior Debt Securities (the “Notes”).
     WHEREAS, the Guarantor executed and delivered a Guaranty, dated as of September 30, 2010 (the “Guaranty”), in favor of the Trustee and the holders of the Securities (as defined in the Indenture) issued from time to time under the Indenture whether issued prior to, on or subsequent to September 30, 2010 (the “Holders” and each a “Holder”).
     WHEREAS, the parties hereto desire to establish certain additional terms with respect to the Securities by adding Sections 4 through 15 of this Supplemental Indenture as a new Article Sixteen to the Indenture.
     WHEREAS, Section 901(3) of the Indenture permits the Issuer and the Trustee to enter into an indenture supplemental to the Indenture to establish the forms or terms of Securities of any series and any related coupons as permitted under Section 201 or 301 of the Indenture without the consent of Holders.
     WHEREAS, the Board of Directors of the Issuer has authorized the entry into this Supplemental Indenture, as required by Section 901 of the Indenture.
     WHEREAS, the Issuer and the Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture and all actions required by it to be taken in order to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.
AGREEMENT
     NOW, THEREFORE, the Issuer, the Guarantor and the Trustee mutually covenant and agree as follows:
     Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
     Section 2. The Guarantor, by its execution of this Supplemental Indenture, agrees to be bound by all of the terms of the Indenture applicable to it.
     Section 3. The guarantee (the “Guarantee”) pursuant to this Supplemental Indenture is intended to duplicate the scope of the Guaranty; and future holders of the Securities subsequent to the date hereof may only rely on this Supplemental Indenture with respect to the guarantee of the Securities, while existing holders of the Securities may rely on either the Guaranty or this Supplemental Indenture with respect to the guarantee of the Securities.

     Section 4.
          (a) The Guarantor, as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantees to each Holder and to the Trustee and their successors and assigns (a) the full and punctual payment when due, whether at Maturity, by acceleration or otherwise, of all obligations of the Issuer now or hereafter existing under the Indenture whether for principal of or interest on the Securities (and premium and Make-Whole Amount, if any) and all other monetary obligations of the Issuer under the Indenture and the Securities and (b) the full and punctual performance within the applicable grace periods of all other obligations of the Issuer under the Indenture and the Securities (all such obligations guaranteed hereby by the Guarantor being the “Guaranteed Obligations”).
          (b) The Guarantor agrees to pay any and all fees and expenses (including reasonable attorney’s fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Guarantee with respect to the Guarantor.
          (c) Without limiting the generality of the foregoing, the Guarantee guarantees, to the extent provided herein, the payment of all amounts which constitute part of the Guaranteed Obligations and would be owed by the Issuer under the Indenture or the Securities but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Issuer.
          Section 5. The Guarantee is irrevocable, absolute and unconditional. The Guarantor guarantees that the Guaranteed Obligations will be performed strictly in accordance with the terms of the Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Trustee or the Holders with respect thereto. The obligations of the Guarantor under the Guarantee are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce the Guarantee by the Trustee on behalf of the Holders, irrespective of whether there is and without any action first being brought against the Issuer or any other guarantor of the Guaranteed Obligations or whether the Issuer or any other guarantor of the Guaranteed Obligations is joined in any such action or actions. The liability of the Guarantor under the Guarantee shall be absolute and unconditional irrespective of:
(a)	any lack of validity or enforceability of the Indenture or the Securities with respect to the Issuer or any agreement or instrument relating thereto;

(b)	any change in the time, manner or place of payment of, or in any other term of any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Indenture;

(c)	the failure to give notice to the Guarantor of the occurrence of an Event of Default under the provisions of the Indenture or the Securities;

(d)	any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(e)	any failure, omission, delay by or inability on the part of the Trustee or the Holders to assert or exercise any right, power or remedy conferred on the Trustee or the Holders in the Indenture or the Securities;

(f)	any change in the corporate or other structure, or termination, dissolution, consolidation or merger of the Issuer or the Guarantor with or into any other entity, the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of the Issuer or the Guarantor, the marshaling of the assets and liabilities of the Issuer or the Guarantor, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors, or readjustments of, or other similar proceedings affecting the Issuer or the Guarantor, or any of the assets of any of them;
(g)	the assignment of any right, title or interest of the Trustee or any Holder in the Indenture or the Securities to any other Person; or

(h)	any other event or circumstance (including any statute of limitations), whether foreseen or unforeseen and whether similar or dissimilar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Issuer or the Guarantor, other than performance in full of the Guaranteed Obligations for the payment of money; it being the intent of the Guarantor that its obligations hereunder shall not be discharged except by payment of all amounts owing pursuant to the Indenture or the Securities.
The Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance with respect to any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Trustee, any Holder or any other Person upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment or performance had not been made or occurred. The obligations of the Guarantor under the Guarantee shall not be subject to reduction, termination or other impairment by any set-off, recoupment, counterclaim or defense or for any other reason.
     Section 6. The Guarantor hereby irrevocably waives, to the extent permitted by applicable law:
(a)	promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and the Guarantee;

(b)	any requirement that the Trustee, any Holder or any other Person first take or exhaust any right or any action against the Issuer or any other Person, or obtain any relief pursuant to the Indenture or pursue any other available remedy before taking any action against the Guarantor with respect to the Guaranteed Obligations;

(c)	any defense arising by reason of any claim or defense based upon an election of remedies by the Trustee or any Holder which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, contribution or reimbursement rights or other rights to proceed against the Issuer or any other Person; and

(d)	any duty on the part of the Trustee or any Holder to disclose to the Guarantor any matter, fact or thing relating to the business, operation or condition of the Issuer and its assets now known or hereafter known by the Trustee or such Holder.
     Section 7. Until the Indenture has been discharged, the Guarantor hereby irrevocably waives any claim or other right which it may now or hereafter acquire against the Issuer or any other guarantor of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under the Guarantee, including any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Trustee or any Holder against the Issuer or any other guarantor of the Guaranteed Obligations which the Trustee or any Holder now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Trustee, and the Holders, and shall forthwith be paid to the Trustee for the benefit of the Holders to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Indenture. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waivers set forth in this section are knowingly made in contemplation of such benefits.
(a)	The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all Guaranteed Obligations. The Guarantor further agrees that, as between itself, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Guaranteed Obligations may be accelerated for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (b) in the event of any declaration of acceleration of such obligations, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.
     Section 8. The Guarantor covenants and agrees that, as a condition to the acceptability of the Guarantee to the Trustee and the Holders, the Guarantor will:
(a)	comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include paying when due all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith;

(b)	preserve and maintain its existence, rights (contractual and statutory) and franchises; provided, however, that the Guarantor shall not be required to preserve any right or franchise if the general partner of the Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor; and

(c)	not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless:
i.	the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Issuer) unconditionally assumes all the obligations of the Guarantor under the Securities, the Indenture and the Guarantee on the terms set forth herein or therein; and

ii.	immediately after giving effect to such transaction, no Event of Default exists.
     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person as set forth above of the Guarantee, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.
     Except as set forth herein, and notwithstanding clauses (a) and (b) above, nothing contained in this Supplemental Indenture, the Indenture or in any of the Securities shall prevent any consolidation or merger of the Guarantor with or into the Issuer, or shall prevent any sale or conveyance of the property of the Guarantor as an entirety or substantially as an entirety to the Issuer.
     Section 9. No failure on the part of the Trustee or any Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The Trustee and the Holders shall have all of the rights and remedies granted in the Indenture and available at law or in equity, and these same rights and remedies may be pursued separately, successively or concurrently against the Issuer or the Guarantor.
     Section 10. The Guarantee is a continuing guaranty and, except as otherwise provided herein, shall (a) remain in full force and effect until the satisfaction of the Guaranteed Obligations, (b) be binding upon the Guarantor and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.
     Section 11. Any provision of the Guarantee which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization, without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
     Section 12. The Guarantor, and by their acceptance of the benefits hereof, the Trustee and the Holders, hereby confirms that it is the intention of all such parties that the guarantee of the Guaranteed Obligations pursuant to the Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, any fraudulent conveyance statute, or any similar federal or state law. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of Guarantor that are relevant under such laws and after giving effect to any collections from or payments made by or on behalf of Guarantor in respect of the obligations of such other Guarantor under the Guarantee, if any, result in the obligations of the Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance.
     Section 13. The Guarantee shall remain in full force and effect until indefeasible payment in full of the Guaranteed Obligations.
     Section 14. The Guarantee may not be amended except in writing signed by the Trustee and the Guarantor.
     Section 15. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given in the manner set forth in the Indenture (a) if to the Guarantor, to UDR, Inc., 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80219, Attention: Warren L. Troupe, Senior Executive Vice President, (b) if to the Trustee, at its address for notices provided for in the Indenture, or (c) as to each such party, at such other address as such party shall designate in a written notice to the other party.
     Section 16. The Indenture shall be amended to include Sections 4 through 15 hereto as a new Article Sixteen to the Indenture.
     Section 17. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
     Section 18. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
     Section 19. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes.

     Section 20. The recitals in this Supplemental Indenture shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture.
     Section 21. The section headings herein are for convenience only and shall not affect the construction hereof.
     Section 22. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.
     Section 23. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their respective successors.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the date first above written.

ISSUER: UDR, Inc.
By:	/s/ David L. Messenger
	Name:	David L. Messenger
	Title:	Senior Vice President and Chief Financial Officer

TRUSTEE: U.S. Bank National Association
By:	/s/ K. Wendy Kumar
	Name:	K. Wendy Kumar
	Title:	Vice President

GUARANTOR: United Dominion Realty, L.P.
By:	UDR, Inc., as General Partner

By:	/s/ David L. Messenger
	Name:	David L. Messenger
	Title:	Senior Vice President and Chief Financial Officer